AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (the "Amendment") is entered into effective as of the 21st day of June, 2019 (the "Effective Date") by and between BLUE CITI LLC ("Blue Citi"); **and**, LANDSTAR, INC., a Nevada corporation ("LDSR"). LDSR and Blue Citi are sometimes referred to collectively herein as the "Parties", and each individually as a "Party".

1. RECITALS:

WHEREAS, Blue Citi and LDSR have previously entered into that certain AMENDMENT AND FORBEARANCE AGREEMENT as of the 19th day of June, 2019 (the "Forbearance Agreement").

WHEREAS, the Parties now wish to amend the Forbearance Agreement to correct a misunderstanding between the Parties.

WHEREAS, the Parties desire to amend the Forbearance Agreement pursuant to Section 7.6 of the Forbearance Agreement, which requires that any such amendment be in a writing executed by the Parties, and only to the extent provided for herein, while respecting the rest and remaining provisions of the Forbearance Agreement as being in full force and effect.

WHEREAS, the Parties recognize that upon execution this Amendment will represent a legally enforceable contract by and between the Parties.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

2. AMENDMENT:

Section 4.5 of the Forbearance Agreement is hereby amended in its entirety to read as follows:

> 4.5 **Conversions**. The Holder of the Note shall be entitled, at its option, to exercise the conversion rights under the Note only upon the earlier of (i) that date in February, 2020 which is the 2-year anniversary of first loan made by Blue Citi to LDSR; or, (ii) any Event of Default.

3. PRECEDENCE AND INCORPORATION BY REFERENCE:

Except as specifically amended by this Amendment, each and every term, covenant, and condition contained in the Forbearance Agreement shall persist and remain in full force and effect, and each such term, covenant, and condition is incorporated herein by reference as though set forth in full.

4. ADDITIONAL PROVISIONS:

4.1 Except as expressly provided in this Amendment, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

4.2 The provisions of Section 3.3 and Article VII of the Forbearance Agreement, inclusive, are hereby incorporated by reference as if set forth in full herein.

4.3 A breach of this Amendment shall be deemed to be a breach of the Forbearance Agreement, thereby entitling the damaged Party to all remedies available under the Forbearance Agreement.

5. **EXECUTION**: This Amendment may be executed in any number of original, fax, electronic, or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed, electronic, or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-Mail, as a defense to the formation of a contract.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties, and shall be effective as of and on the Effective Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

BLUE CITI:

BLUE CITI LLC

BY: ______________________

NAME: Robert Malin

TITLE: Manager

LDSR:

LANDSTAR, INC.

BY: ______________________

NAME: Jason Remillard

TITLE: President